UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

BNC BANCORP
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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1226 Eastchester Drive
High Point, NC 27265
(336) 869-9200

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 17, 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Shareholders of BNC Bancorp (the “Company”) will be held as follows:

Place:	String & Splinter
305 W. High Avenue
High Point, North Carolina

Date:	May 17, 2011

Time:	3:00 p.m., Eastern Time

The purposes of the Annual Meeting are:

1.	To elect four persons who will serve as members of the Board of Directors until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified.

2.	To participate in an advisory (non-binding) vote to approve the compensation of the Company’s executive officers, as disclosed in the Proxy Statement;

3.	To ratify the appointment of Cherry, Bekaert & Holland, L.L.P. (“CBH”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011; and

4.
To consider and act on any other matters that may properly come before the Annual Meeting or any adjournment.  The Board of Directors is not aware of any other business to be considered at the Annual Meeting.

The Board of Directors has established March 28, 2011, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  If an insufficient number of shares is present in person or by proxy to constitute a quorum at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

A form of proxy is enclosed to enable you to vote your shares at the Annual Meeting.  You are urged, regardless of the number of shares you hold, to complete, sign, date and return the proxy promptly.  A return envelope, which requires no postage, if mailed in the United States, is enclosed for your convenience.

By Order of the Board of Directors,

W. Swope Montgomery, Jr.
President and Chief Executive Officer

April 12, 2011
High Point, North Carolina

PROXY STATEMENT

Annual Meeting of Shareholders
To Be Held On May 17, 2011

This Proxy Statement is being mailed to our shareholders on or about April 12, 2011, for solicitation of proxies by the Board of Directors of BNC Bancorp.  Our principal executive offices are located at 1226 Eastchester Drive, High Point, North Carolina 27265.  Our telephone number is (336) 869-9200.

In this Proxy Statement, the terms “we,” “us,” “our,” “BNC” and the “Company” refer to BNC Bancorp.  The term “Bank” means Bank of North Carolina, our wholly-owned, North Carolina-chartered bank subsidiary.  The terms “you” and “your” refer to the shareholders of the Company.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held May 17, 2011.
The Notice, Proxy Statement and Annual Report to Shareholders for year ended December 31, 2010 are also available at: http://www.cfpproxy.com/4861. You may access the above off-site website by going to www.bankofnc.com and clicking on the link.

INFORMATION ABOUT THE ANNUAL MEETING

Your vote is very important.  For this reason, our Board is requesting that you allow your common stock to be represented at the 2011 annual meeting of shareholders by the proxies named on the enclosed proxy card.

When is the annual meeting?	May 17, 2011 at 3:00 p.m., Eastern Time.

Where will the annual meeting be held?	At the String & Splinter, 305 W. High Avenue High Point, North Carolina.

What items will be voted on at the annual meeting?	1.	ELECTION OF DIRECTORS. To elect four directors to serve until the 2014 annual meeting of shareholders.

	2.	PARTICIPATION IN ADVISORY VOTE. To participate in an advisory (non-binding) vote to approve the compensation of the Company’s executive officers, as disclosed in the Proxy Statement.

	3.	RATIFICATION OF REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of CBH as the Company’s independent registered public accounting firm for fiscal year 2011; and

	4.	OTHER BUSINESS. To consider any other business as may properly come before the annual meeting or any adjournment.

Who can vote?
Only holders of record of our common stock at the close of business on March 28, 2011, (the “Record Date”) will be entitled to notice of and to vote at the annual meeting and any adjournment of the annual meeting.  On the Record Date, there were 9,059,809 shares of our common stock outstanding and entitled to vote and 1,328 shareholders of record.

How do I vote by proxy?
You may vote your shares by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. If you return your signed proxy card before the annual meeting, the proxies will vote your shares as you direct. The Board of Directors has appointed proxies to represent shareholders who cannot attend the annual meeting in person.

For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate.  For each other item of business, you may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting.  If a nominee for election as a director becomes unavailable for election at any time at or before the annual meeting, the proxies will vote your shares for a substitute nominee.

If you return your signed proxy card but do not specify how you want to vote your shares, the proxies will vote them “FOR” the election of all of our nominees for directors and “FOR” all other proposals presented in this Proxy Statement in accordance with Board of Directors recommendations.

If your shares are held in the name of a broker or other nominee (i.e., held in “street name”), you will need to obtain a proxy instruction form from the broker holding your shares and return the form as directed by your broker.  Your broker is no longer permitted to vote on your behalf on the election of directors or on the advisory vote on executive compensation unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card provided by your broker. For your vote to be counted in the election of directors, you now will need to communicate your voting decision to your bank, broker or other holder of record before the date of the Annual Meeting.

We are not aware of any other matters to be brought before the annual meeting.  If matters other than those discussed above are properly brought before the annual meeting, the proxies may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?
You can change or revoke your proxy at any time before it is voted at the annual meeting in any of three ways: (1) by delivering a written notice of revocation to the Secretary of the Company; (2) by delivering another properly signed proxy card to the Secretary of the Company with a more recent date than your first proxy card; or (3) by attending the annual meeting and voting in person.  You should deliver your written notice or superseding proxy to the Secretary of the Company at our principal executive offices shown above.

How many votes can I cast?
You are entitled to one vote for each share held as of the Record Date on each nominee for election and each other matter presented for a vote at the annual meeting.  You may not vote your shares cumulatively in the election of directors.

How many votes are required to approve each of the proposals?
A vote on the proposals presented at the Annual Meeting will occur only if a quorum is present. Election as a director requires a plurality of the votes cast in person or by proxy.  If you withhold your vote on a nominee, your shares will not be counted as having voted for that nominee.

The advisory vote on the compensation of the Company’s executive officers requires the affirmative vote of the holders of a majority of the shares present, or represented by proxy, at the Annual Meeting.

The proposal to ratify the appointment of the Company’s independent registered public accounting firm for 2011 requires that the votes cast in favor exceed the votes cast in opposition.

Any other matters properly coming before the annual meeting for a vote will require the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the annual meeting and entitled to vote on that matter.

How are abstentions and broker non-votes counted?
Abstentions and broker non-votes are not treated as votes cast on any proposal, therefore, neither will have an effect on the vote for the election of any director or the ratification of our independent registered public accounting firm.

A broker non-vote occurs when a broker does not vote on a particular matter because the broker does not have discretionary authority on that matter and has not received instructions from the owner of the shares.

In the event there are insufficient votes present at the annual meeting for a quorum or to approve or ratify any proposal, the annual meeting may be adjourned in order to permit the further solicitation of proxies.

What constitutes a “quorum” for the annual meeting?
A majority of the outstanding shares of our common stock entitled to vote at the annual meeting, present in person or represented by proxy, constitutes a quorum (a quorum is necessary to conduct business at the annual meeting).  Your shares will be considered part of the quorum if you have voted by proxy.  Abstentions, broker non-votes and votes withheld from any director nominee count as shares present at the annual meeting for purposes of determining a quorum.

Who pays for the solicitation of proxies?
We will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies.  In addition to solicitation by mail, our officers, directors and regular employees, as well as those of the Bank, may make solicitations personally, by telephone or otherwise without additional compensation for doing so.  We reserve the right to engage a proxy solicitation firm to assist in the solicitation of proxies for the annual meeting.  We will, upon request, reimburse brokerage firms, banks and others for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of stock or otherwise in connection with this solicitation of proxies.

When are proposals for the 2012 annual meeting due?
To be considered either for inclusion in the proxy materials solicited by the Board of Directors for the 2012 annual meeting, proposals must be received by the Secretary of the Company at our principal executive offices at 1226 Eastchester Drive, High Point, North Carolina 27265 no later than December 13, 2011.  To be included in the proxy materials, a proposal must comply with our Bylaws, Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Any proposal not intended to be included in the proxy statement for the 2012 annual meeting, but intended to be presented at that annual meeting, must be received by us at our principal executive offices listed above no later than February 26, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The Exchange Act requires that any person who acquires the beneficial ownership of more than five percent of the Company’s common stock notify the Securities and Exchange Commission (the “SEC”) and the Company.  Following is certain information, as of the Record Date, regarding those persons or groups who held of record, or who are known to the Company to own beneficially, more than five percent of the outstanding common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership 1		Percent of Class 2

Aquiline BNC Holdings LLC 535 Madison Avenue, 24th Floor New York, NY 10022	892,799		9.85%

Lenin J. Peters, M.D. 507 Lindsay Street High Point, NC 27265	530,370		5.85%

U.S. Department of the Treasury 1500 Pennsylvania Avenue, NW Washington, D.C. 20220	543,337	3	5.66	%4

1
Voting and investment power are not shared unless otherwise indicated.  Also, unless otherwise noted, all shares are owned directly or indirectly by the named individuals, by their spouses and minor children, or by other entities controlled by the named individuals.

2
Based upon a total of 9,059,809 shares of common stock outstanding at the BNC Record Date, plus the number of shares that each individual has the right to purchase under BNC’s Stock Option Plan for Non-Employees/Directors.

3
The amount represents a warrant to purchase 543,337 shares of its common stock to the U.S. Department of the Treasury on December 5, 2008.  As of the Record Date, the U.S. Department of the Treasury had not exercised the warrant.  A description of the Company’s participation in the Troubled Asset Relief Program and Capital Purchase Program can be found on page 16.

4
Based upon a total of 9,603,146 shares of common stock which is the sum of 9,059,809, the total number of shares outstanding as of the record date and 543,337 shares underlying the warrant which is currently exercisable.

Set forth below is certain information, as of the Record Date, regarding those shares of common stock owned beneficially by each of the persons who currently serves as a member of the Board of Directors, is a nominee for election to the Board at the annual meeting, or is a named executive officer of the Company.  Also shown is the number of shares of common stock owned by the directors and executive officers of the Company as a group.

Name and Address	Amount and Nature of Beneficial Ownership 1		Percentage of Class 2

Larry L. Callahan 2551 Renn Road Kernersville, NC 27284	22,332	3	0.25%

Richard D. Callicutt II 4244 Rockbridge Road High Point, NC 27262	78,554	4	0.86%

Joseph M. Coltrane, Jr. 6001 Knightbridges Court Kernersville, NC 27284	50,251	5	0.55%

W. Swope Montgomery, Jr. 4831 Worchester Place Jamestown, NC 27282	150,915	6	1.66%

Lenin J. Peters, M.D. 507 Lindsay Street High Point, NC 27262	530,370	7	5.85%

Thomas R. Smith, CPA 309 Balsam Drive Lexington, NC 27292	138,376	8	1.53%

David B. Spencer 7420 Foxchase Drive Trinity, NC 27370	245,257	9	2.70%

Robert A. Team, Jr. 102 Acacia Circle Lexington, NC 27292	38,333		0.42%

D. Vann Williford 4455 Fair Oaks Lane High Point, NC 27265	65,320	10	0.72%

Richard F. Wood 701 Florham Drive High Point, NC 27262	8,305	11	0.09%

Thomas R. Sloan 705 Sunset Drive Greensboro, NC 27408	212,284	12	2.34%

Name and Address	Amount and Nature of Beneficial Ownership 1		Percentage of Class 2

Charles T. Hagan III 305 Meadowbrook Terrace Greensboro, NC 27408	64,431	13	0.71%

R. Mark Graf c/o Aquiline Capital Partners, LLC 535 Madison Avenue New York, NY 10022	100		—

Randall R. Kaplan 302 Kemp Road West Greensboro, NC 27410	101,677	14	1.12%

All directors and executive officers as a group (14 persons)	1,706,505	15	18.54%

1
Voting and investment power is not shared unless otherwise indicated.  Unless otherwise noted all shares are owned directly or indirectly by the named individuals, by their spouses or minor children, or by other entities controlled by the named individuals.

2
Based upon a total of 9,059,809 shares of the common stock outstanding at the Record Date, plus the number of shares that such individual has the right to purchase under BNC’s Stock Option Plan for Non-Employees/Directors and BNC’s Stock Option Plan for Key Employees.

3	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

4	Includes 22,000 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

5	Includes 1,513 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

6	Includes 52,250 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees.

7	Dr. Peters owns 354,479 shares in his name and he has voting shares for 175,891 shares which are owned by Janice Kubinski.

8
Mr. Smith owns 83,958 shares in his name and 51,393 shares in J&A Investments, a company in which he and his spouse own 53.5% of the equity.  Includes 3,025 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

9
Includes 31,625 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Key Employees, and 155,622 shares held by BNC’s Rabbi Trust over which Mr. Spencer, as trustee, has voting power.

10	Includes 4,538 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors.

11	Includes 3,025 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

12	Includes 7,324 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

13
Mr. Hagan owns 44,290 shares in his name; 3,080 shares are owned by Hagan Family Fund of which Mr. Hagan is director; 3,080 shares are owned by 1884 LLC of which Mr. Hagan is a director; and 6,657 shares are owned by Virginia Hagan Marital Trust of which Mr. Hagan is Trustee.  Includes 7,324 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

14
Mr. Kaplan resigned in August, 2010. Includes 12,760 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employee/Directors and Stock Option Plan for Key Employees.

15	Includes 146,897 shares underlying options that have vested or are exercisable within 60 days under the Stock Option Plan for Non-Employees/Directors and Stock Option Plan for Key Employees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than ten percent of the common stock, to file reports of ownership and changes in ownership with the SEC.  Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that during the fiscal year ended December 31, 2010, other than Richard Wood, a member of the Board of Directors, all of its executive officers and directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has currently set its number at 12 members. Our Bylaws provide that in order to be eligible for consideration at the Annual Meeting of Shareholders, all nominations of directors, other than those made by the Nominating and Corporate Governance Committee or the Board of Directors, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

In connection with a private placement which was consummated on June 14, 2010, the Company entered into an Investment Agreement with Aquiline BNC Holdings LLC (“Aquiline”) dated June 14, 2010 (the “Investment Agreement”). Under the terms of Investment Agreement, Aquiline has the right to designate one person to serve on the Board of Directors of the Company and the Bank as Aquiline’s board representative (the “Board Representative”). The Board Representative will, subject to applicable law, be the Company’s nominee to serve on the Board of Directors. The Company is required to use its reasonable best efforts to have the Board Representative elected as a director of the Company by the shareholders of the Company and the Company will solicit proxies for the Board Representative to the same extent as it does for any of its other Company nominees to the Company’s Board of Directors.

Further, upon the death, resignation, retirement, disqualification, or removal from office of the Board Representative as a member of the Company’s Board of Directors or the Bank’s Board of Directors, Aquiline has the right to designate the replacement for such Board Representative. The Company is required to use its  reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being the Company’s nominee to serve on the Company’s Board of Directors, using all reasonable best efforts to have such person elected as director of the Company by the shareholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Company’s Board of Directors).

Mr. Graf was appointed to the Board of Directors of  the Company on June 15, 2010 pursuant to the terms of the Investment Agreement. He resigned from the Board of Directors effective April 5, 2011 and, therefore, withdrew as a nominee for election to the Company’s Board of Directors.

In accordance with the terms of the Investment Agreement after Mr. Graf’s resignation from the Board of Directors, Aquiline designated G. Kennedy Thompson to serve the remainder of Mr. Graf’s term and to stand for election at the Company’s 2011 Annual Meeting of Shareholders to be held on May 17, 2011. The Company’s Board of Directors appointed Mr. Thompson on April 7, 2011.

The following provides information about the four nominees for election to the Board of Directors for three-year terms, as well as the eight continuing directors.

NOMINEES FOR TERM ENDING AS OF
THE 2014 ANNUAL MEETING (3-YEAR TERM)

Larry L. Callahan, age 63, is the President and Owner of Callahan, Inc. and is also the Owner of Triad Land Surveying.  He has served as a director of the Bank since 2002 and of the Company since 2002.  Mr. Callahan has a total of 19 years banking experience. Mr. Callahan attended one year at a community college.  Mr. Callahan has attended Director Assemblies and Director College with the NCBA.

Joseph M. Coltrane, Jr., age 64, is an attorney with Coltrane, Grubbs & James PLLC.  He has served as a director of the Bank since 2002 and of the Company since 2002.  Mr. Coltrane has a total of 13 years banking experience. Mr. Coltrane earned  a B.A. in Journalism and a J.D. from the University of North Carolina at Chapel Hill.  Mr. Coltrane has completed 360 hours of legal and continuing education sponsored by the North Carolina Banking Institute, as well as attended Director Assemblies and Director College with the NCBA.

Richard F. Wood, age 66, is employed by Wells Fargo Advisors as a Financial Advisor/Investment Officer.  He is also the Secretary of the Company.  Mr. Wood has served as a director of the Bank since 1991 and of the Company since 2002.  Mr. Wood has a total of 20 years banking experience.  Mr. Wood attended East Carolina University.  Mr. Wood has attended Director Assemblies and Director College with the NCBA.

G. Kennedy Thompson, age 60, is an Executive Advisor at Aquiline Capital Partners, LLC, a New York based financial services private equity firm.  He joined the firm in March 2009. Mr. Thompson was President and Chief Executive Officer of Wachovia Corporation from 2000 to 2008.  He worked at Wachovia and First Union for 32 years.  Mr. Thompson served in numerous industry leadership positions including Chairman of The Clearing House, Chairman of The Financial Services Roundtable, Chairman of the Financial Services Forum and President of the International Monetary Conference.  He served on the Federal Advisory Council of the Federal Reserve Board for three years and was President in 2007.  He currently serves on the boards of Hewlett-Packard, the PGA Tour, and the Carolinas Healthcare System.  He is a Trustee of The Morehead-Cain Foundation.  Mr. Thompson received a B.A. from the University of North Carolina-Chapel Hill and an M.B.A. from Wake Forest University.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF
THE NOMINEES NAMED ABOVE FOR ELECTION AS DIRECTORS.

The following gives information about our directors continuing in office.

Directors whose terms expire in 2012.

Charles T. Hagan III, age 62, is an attorney and member of Hagan Davis Mangum Barrett Langley & Hale PLLC from May 2007 to the present.  Prior to May 2007, he was an attorney and member at Nexson, Pruett, Adams, Kleemeier PLLC.  He has served as a director of the Bank since 2006 and of the Company since 2006.  Mr. Hagan has a total of ten years banking experience. Mr. Hagan earned a B.A. degree from the University of North Carolina at Chapel Hill and a J.D. from Wake Forest University.  Mr. Hagan has attended Director Assemblies and Director College with the NCBA and numerous NCBA seminars.

W. Swope Montgomery, Jr., age 62, is the President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank.  He has served as a director of the Bank since 1991 and of the Company since 2002.  Mr. Montgomery has a total of 40 years banking experience. Mr. Montgomery earned a B.A. degree from the University of North Carolina at Chapel Hill.  Mr. Montgomery has attended numerous seminars and Director College with the NCBA.

Richard D. Callicutt II, age 51, is the Chief Operating Officer and Executive Vice President of the Company and President and Chief Operating Officer of the Bank.  He has served as a director of the Bank since 2003 and of the Company since 2003.  Mr. Callicutt has a total of 30 years banking experience. Mr. Callicutt earned a B.S. degree from High Point University.  He has attended numerous seminars and Director College with the NCBA.

Robert A. Team, Jr., age 55, is the President of Carolina Investment Properties, Inc.  He has served as a director of the Bank since 2000 and of the Company since 2002.  Mr. Team has a total of 13 years banking experience. Mr. Team earned a B.S. degree from Wake Forest University.  Mr. Team has attended numerous seminars and Director College with the NCBA.

Directors whose terms expire in 2013:

Lenin J. Peters, M.D., age 59, is the President of Bethany Medical Center.  He has served as a director of the Bank since 1991 and of the Company since 2002.  Dr. Peters has a total of 19 years banking experience.  Dr. Peters earned his medical degree from University of Pittsburg, Pennsylvania.  Dr. Peters has attended several financial and corporate governance courses from Wharton School of Business.

Thomas R. Smith, age 62, is the President of Smith, Parlsey & McWhorter, a CPA firm.  He has served as a director of the Bank since 1997 and of the Company since 2002.  Mr. Smith has a total of 22 years banking experience. Mr. Smith earned a B.S. degree from Barton College.  Mr. Smith has attended several Director Assemblies and Director College with the North Carolina Banking Association (“NCBA”) and numerous NCBA seminars.

D. Vann Williford, age 63, is the President of Vesco Material Handling Equipment, Inc. (d/b/a Atlantic Coast Toyotalift).  He has served as a director of the Bank since 1991 and of the Company since 2002.  Mr. Williford has a total of 19 years banking experience.  Mr. Williford earned a B.S. degree from North Carolina State University.  Mr. Williford has attended Director Assemblies and Director College with the NCBA.

Thomas R. Sloan, age 66, is retired.  Mr. Sloan was previously employed as an internal consultant with Essilor Laboratories of America, an optical equipment and supply company, until 2003.  Prior to 2003, he was the Chairman of Essilor Laboratories of America.  Mr. Sloan has served as a director of the Bank since 2006 and of the Company since 2006.  He has a total of 17 years banking experience. Mr. Sloan earned a B.S and M.S. in Optics from the University of Rochester and an M.B.A. from Northeastern University.  Mr. Sloan has attended NCBA Director College.  Mr. Sloan has served on the board of the following companies:  Precision Fabrics Group, Inc.; Piedmont Pharmaceuticals, Inc.; Aq Data, Inc.; Mediwave Star Technology, Inc.; and Bioptigen, Inc., none of which are public companies.

No director or principal officer is related to another director or principal officer.  Other than Mr. Sloan, no director is a director of any company with a class of securities registered pursuant to the Exchange Act.

We have no reason to believe that any of the nominees for election will be unable or will decline to serve if elected.  In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, however, the proxies will vote for the election of another person as they determine in their discretion or may allow the vacancy to remain open until filled by the Board.  In no circumstance will any proxy be voted for more than two nominees who are not named in this proxy statement.  Properly executed and returned proxies, unless revoked, will be voted as directed by you or, in the absence of direction, will be voted in favor of the election of the recommended nominees.  An affirmative vote of a plurality of votes cast at the annual meeting is necessary to elect a nominee as a director.

OUR BOARD OF DIRECTORS
AND ITS COMMITTEES

How often did our Board of Directors meet during 2010?

Our Board is scheduled to meet on a monthly basis or as needed.  During 2010, the Board met 13 times.  All incumbent directors attended more than 75% of the total number of meetings of the Board and its committees on which they served during the year.

What committees does our Board have?

During 2010, our Board had four standing committees, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Executive Committee.  The voting members of these Committees are appointed by the Board annually from among its members.  Certain of our executive officers also serve as non-voting, advisory members of these committees.

How can you communicate with the Board or its members?

We do not have formal procedures for shareholder communication with our Board.  In general, our directors and officers are easily accessible by telephone, postal mail or e-mail.  Any matter intended for your Board, or any individual director, can be directed to W. Swope Montgomery, Jr., our President and Chief Executive Officer or David B. Spencer, our Chief Financial Officer, at our principal executive offices 1226 Eastchester Drive, High Point, North Carolina 27265.  You also may direct correspondence to our Board, or any of its members, in care of the Company at the foregoing address.  Your communication will be forwarded to the intended recipient unopened.

Attendance at Annual Meetings

Although it is customary for all of our directors to attend annual meetings of shareholders, we have no formal policy in place requiring attendance. All of the Company’s directors attended our annual meeting of shareholders held on June 15, 2010.

How can a shareholder nominate someone for election to the Board?

Our Bylaws provide that in order to be eligible for consideration at the annual meeting of shareholders, all nominations of directors, other than those made by the Nominating and Corporate Governance Committee, must be in writing and must be delivered to the Secretary of the Company not less than 50 days nor more than 90 days prior to the meeting at which such nominations will be made; provided, however, that if less than 60 days’ notice of the meeting is given to the shareholders, such nominations must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which the notice of meeting was mailed.

The Board may disregard any nominations that do not comply with these requirements.  Upon the instruction of the Board, the inspector of voting for an annual meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements. Written notice of nominations should be directed to the Secretary of the Company.

Who serves on the Board of Directors of the Bank?

The Bank has 12 directors currently serving on its board of directors, who are the same people who are currently Directors of the Company.  The Bank’s board of directors has appointed several standing committees to which certain responsibilities have been delegated – including the Asset/Liability Management Committee and the Loan Committee.

Executive Session

The members of the Board of Directors who are independent under Nasdaq listing standards meet regularly in executive session without management present. Executive sessions are generally held in connection with a regularly scheduled Board meeting. In addition, executive sessions may be held when called by two or more directors or at the request of the Board of Directors.

Executive Committee

BNC’s Executive Committee consists of W. Swope Montgomery, Jr., Lenin J. Peters, M.D., Thomas R. Smith, CPA, D. Vann Williford, Thomas R. Sloan, Robert A. Team, Jr., R. Mark Graf, and Charles T. Hagan III.  The Executive Committee makes recommendations to the full Board and acts on policies adopted by the Board in the absence of a meeting of the entire Board.  This Committee generally meets 12 times a year, and during the fiscal year ended December 31, 2010, the Executive Committee met 12 times.

Nominating and Corporate Governance Committee

BNC’s Nominating and Corporate Governance Committee (“Nominating Committee”) consists of Charles T. Hagan III (chairman), Larry L. Callahan, Richard F. Wood and Joseph M. Coltrane, Jr.  All members of the Nominating Committee are “independent” as defined in the Nasdaq’s listing standards.  The Nominating Committee evaluates qualifications and candidates for positions on the Company’s Board and nominates new and replacement members for the Board.  In addition, the Nominating Committee facilitates an annual evaluation by the Board members of the Board, as a whole, and each individual director’s performance.

In reviewing candidates for the Board, the Nominating Committee seeks individuals whose background, knowledge and experience will assist the Board in furthering the interests of BNC and its shareholders.  Some of the factors considered in the Nominating Committee’s evaluation of potential directors include:

•
financial, regulatory, accounting and business experience, knowledge of the banking and financial services industries, familiarity with the operations of public companies and the ability to understand financial statements;

•	personal and professional integrity, honesty and reputation;
•	the ability to devote sufficient time and energy to the performance or his or her duties;
•	independence under applicable SEC and Nasdaq listing definitions; and
•	contributions to the range of talent, skill and expertise appropriate for the Board.

The Nominating Committee reviews the qualifications of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to shareholders for election at each annual meeting. With respect to nominating an existing director for re-election to the Board, the Nominating Committee will consider and review an existing director’s Board and committee attendance and performance, length of Board service, experience, skills and contributions that the existing director beings to the Board. In addition, the Nominating Committee will consider nominees for the Board by shareholders that are proposed in accordance with the advance notice procedures in our Bylaws which are described in the section of this Proxy Statement entitled “How can a shareholder nominate someone for election to the Board?”

The Nominating Committee identifies director nominees from various sources such as officers, directors, and shareholders and in 2010 did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees.  The Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a Committee-recommended nominee.  The Committee received no nominations from any of the Company’s shareholders.  A copy of the Company’s Nominating and Corporate Governance Committee Charter, which is reviewed annually, is available on the Company’s website:  www.bankofnc.com.

The Nominating Committee met ten times in 2010.

Audit Committee

The Company’s Board has a standing Audit Committee.  BNC’s Audit Committee consists of Thomas R. Smith, CPA (chairman), Joseph M. Coltrane, Jr., Richard F. Wood and Charles T. Hagan III.  The BNC Board of Directors has determined that these directors are “independent” as defined in the Nasdaq listing standards and the SEC’s rules and regulations.  The Audit Committee meets on an as needed basis (but no less than four times per year) and, among other responsibilities, (i) appoints, compensates and retains BNC’s independent auditor; (ii) oversees the independent auditing of BNC; (iii) arranges for, receives and reviews periodic written and verbal reports from the independent auditors, from management and from all internal audit contractors and employees; (iv) reviews corporate policies regarding compliance with laws and regulations, conflicts of interest and employee misconduct and reviews situations related thereto; (v) reviews, develops and implements the Company’s internal audit policies and procedures, and appoints, meets with and oversees all internal audit contractors and employees and the management employees who are directly responsible for those activities; (vi) establishes and reviews annually procedures for the receipt, retention, and treatment of complaints regarding accounting, internal auditing controls and auditing matters; (viii) pre-approves all audit and non-audited related services provided by the independent auditor; and (ix) performs other duties as may be assigned to it by the Board.

BNC has adopted a written charter for the Audit Committee.  A copy of the Audit Committee Charter, which is reviewed annually, and is available on the Company’s website:  www.bankofnc.com.

The Audit Committee met 11 times during the fiscal year ended December 31, 2010.

The BNC Board of Directors has determined that Thomas R. Smith, CPA, is an “audit committee financial expert” and “independent” as defined under applicable rules and regulations.  The Board’s affirmative determination was based upon, among other things, his educational and professional credentials and financial background.

Report of Audit Committee

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from the independent accountants required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.  As part of its duties, the Audit Committee also considered whether the provision of services other than audit services during fiscal year 2011 by Cherry, Bekaert & Holland, L.L.P. BNC’s independent registered public accounting firm for that period, is compatible with maintaining the accountant’s independence.  The Audit Committee also reappointed the independent auditors and the BNC Board of Directors concurred in such appointment.

Thomas R. Smith, CPA, Chairman
Richard F. Wood
Joseph M. Coltrane, Jr.
Charles T. Hagan III

Compensation Committee

The Compensation Committee is responsible for developing, implementing and maintaining the Company’s compensation policies. The members of the Compensation Committee in fiscal year 2010 were Directors D. Vann Williford (chairman), Thomas R. Smith, CPA, Lenin J. Peters, M.D., Thomas R. Sloan and Joseph M. Coltrane, Jr. All of the members of the Compensation Committee are independent as defined in Section 4200(a)(15) of the Nasdaq’s listing standards. The Board of Directors determines on an annual basis each director’s independence.  The Compensation Committee met nine times during the fiscal year ending December 31, 2010.

BNC has adopted a written charter for the Compensation Committee.  A copy of the Compensation Committee Charter, which is reviewed annually, and amended as necessary, may be obtained on the Company’s website: www.bankofnc.com.

Direct responsibilities of the Committee include, but are not limited to:

•	evaluating and approving goals and objectives relevant to compensation of the named executive officers and evaluating the performance of the executives in light of those goals and objectives;
•	determining and improving the compensation level for the CEO;
•	approving or reviewing the compensation structure for other key executive officers;
•	evaluating and approving all grants of equity –based compensation to executive officers;

•	reviewing performance based and equity based incentive plans for the CEO and other executive officers and reviewing other benefit programs presented to the Compensation Committee by the CEO; and
•
conducting a risk assessment of BNC’s and the Bank’s compensation programs to ensure that their incentive compensation does not encourage unnecessary and excessive risk that threaten the value of the institution.

The Company’s compensation structure is also designed to ensure direct supervision and accountability with respect to performance evaluations at each level of the organization. For this reason, the Compensation Committee is directly responsible for determining the total compensation level and individual components of the CEO’s compensation package, who in turn is directly responsible for compensation packages for the executives that report directly to the CEO, for approval by the Compensation Committee. This system continues in sequence throughout the Company’s chain-of-command, by the employee’s direct supervisor, subject to approval by the next higher level of management, and an overall review by the Company’s human resources department.

The Compensation Committee is advised from time to time by outside compensation consultants on its compensation policies and programs. In 2010, the Company engaged Pearl Meyer & Partners (“Pearl Meyer”) to assist in the continual development and evaluation of compensation policies and the Compensation Committee’s determination of compensation awards. The fees paid to Pearl Meyer did not exceed $120,000.  Pearl Meyer assisted the Compensation Committee in conducting an updated total compensation market analysis for BNC’s executive officers using information from a peer group of community banks demonstrating growth in franchise value and profitable financial performance. This peer group information was used by the Compensation Committee in its overall review of performance based and equity based incentive plans for the CEO and other executive officers and in conducting its risk assessment of BNC’s and the Bank’s compensation programs to ensure that their incentive compensation does not encourage unnecessary and excessive risk that threaten the value of the institution.

Objectives of Our Compensation Program

The overall objective of our compensation program is to directly link total compensation paid to the directors and employees, including the named executive officers, to the Company’s financial performance.  In order to accomplish this overall objective, our compensation program is designed to: (i) attract the qualified executives necessary to meet our needs as defined by the Company’s strategic plans, and (ii) retain and motivate executives whose performance supports the achievement of our long-term plans and short-term goals.  It is the committee’s opinion that given today’s competitive marketplace, along with our Company’s long track record of consistent financial results that have exceeded peers, retaining each of the members of our existing management team is critical to our long-term success and fulfilling our fiduciary responsibilities to our shareholders. Our core belief is that individuals who have incentive will work hard to the benefit of the Company’s shareholders.

Compensation Decision Process

To assist in making its compensation decisions, the Committee reviewed the compensation information of a group of peer financial institutions with similar growth patterns in franchise value and profitable financial performance.  The Committee considered publicly available market data regarding compensation practices for CEO’s, including salary and non-cash and cash incentive awards, of the peer financial institutions to ensure that our Chief Executive Officer and other executive officers’ compensation is competitive in the marketplace.  The Company competes for executive talent with national and regional banks of similar scope of operations. The Compensation Committee also considered the fact that at the 2010 Annual Meeting of Shareholders, 96.3% of the Company’s shareholders voted in favor of the executive compensation paid during 2009.  As a result of its deliberations, the Committee determined that salary, target annual cash incentive awards and long-term incentive awards for our named executive officers should be comparable to those provided by a peer group of community banks that have historical track records of growth in franchise value and profitable financial performance in the areas of earnings, assets and credit metrics similar to our Company.

The peer groups used for compensation practices and comparisons included:

Union First Market Bankshares Corporation	TowneBank
SCBT Financial Corporation	First Financial Bankshares, Inc.
First Bancorp	Community Trust Bancorp, Inc.
Tompkins Financial Corporation	Republic Bancorp, Inc.
Home BancShares, Inc.	Southside Bancshares, Inc.
Virginia Commerce Bancorp, Inc.	City Holding Company
Lakeland Financial Corporation	Century Bancorp, Inc.
First Community Bancshares, Inc.	Cardinal Financial Corporation
Fidelity Southern Corporation	S.Y. Bancorp, Inc.
Arrow Financial Corporation	QCR Holdings, Inc.
Porter Bancorp, Inc.	Suffolk Bancorp
First of Long Island Corporation

Elements of Compensation

Our compensation program consists of the following elements: (i) base salary, (ii) bonuses, (iii) long-term equity incentive awards, (iv) supplemental retirement plans, (v) deferred compensation and (vi) other executive benefits.

Base Salary.  The salaries of our named executive officers are designed to provide a reasonable level of compensation that is affordable to the Company and fair to the executive.  Salaries are reviewed annually, and adjustments, if any, are made based on the review of competitive salaries in our peer group, as well as an evaluation of the individual officer’s responsibilities, job scope, and individual performance.  For example, the Committee assesses each officer’s success in achieving forecasted earnings and return ratios, business conduct and integrity, and leadership and team building skills.

The Committee reviewed salaries of chief executive officers available within the 2010 peer group described above.  Based on this review, and the contribution of each executive officer relative to the success of our Company and the contribution of the Chief Executive Officer, the Committee determined that our named executive officers’ salaries were in-line with comparable financial institutions and the overall contribution each provides to the success of our Company.  The 2010 base salaries for each of our named executive officers are reflected in the Summary Compensation table on page 21 of this Proxy Statement.

Base salaries are managed within a range around the median.  All salary increases reflect the Committee’s desire to maintain competitive compensation relative to the peer group.

Bonuses-Annual Cash Incentive Awards.  The Company has adopted an incentive program, Compensation for Stakeholders, which establishes an overall incentive pool to be distributed to employees bankwide, including executive officers.  The purpose of the program is to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability are tracked relative to the prior year, and as levels are obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement is allocated to each of the bankwide and management incentive pools.  If the Company does not achieve net income growth of greater than approximately 4% compared to the prior year’s and the Bank’s ratings on regulatory examinations are not satisfactory in all categories, no incentive award is made. After the minimum performance goals are met, a portion of every dollar over the minimum is added to the pool to be divided among employees and named executive officers. This program awards improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting  for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due.  This program has been in place at the Bank and the Company for over ten years, and has allowed our organization to create a culture where our employees’ interests and actions are closely aligned with our shareholders’ interests on a daily basis.  The program provides directors a report that is evaluated by the Compensation Committee.  This report quantifies the correlations between incentive pool totals with expected increases in net income and return on tangible equity levels.

The Chief Executive Officer will provide a recommendation to the Committee on the allocation and distribution of the management incentive pool to specific officers.  The Committee will deliberate independent of management, and determine the final allocation of the pool based on overall performance levels and compensation objectives.

The financial objectives of the Compensation for Stakeholders program, our Company, the Board of Directors, and the Compensation Committee are all consistent:  Provide consistent, long-term earnings growth that result in superior returns to our shareholders.  Consistency is a key objective, which dictates maintaining exceptional credit quality, growth in earning assets, efficient deployment of non-interest expenses, and a strong correlation between expansion and profitability.

In 2010, the Company-wide Compensation for Stakeholders plan resulted in no bonus pool. However, the plan provides for a discretionary component to reward employees for exceptional performance in times when industry and economic challenges are not conducive to increases in the Company’s and Bank’s performance. The Compensation Committee compares Company performance relative to peer performance and provides incentives where it is deemed warranted.  All employees, except the named executive officers and 17 other senior level executives, received  a small discretionary bonus in 2010.

Long-Term Equity Incentive Awards.  The Company maintains the Omnibus Stock Ownership and Long Term Incentive Plan (“Omnibus Plan”), under which it is permitted to grant incentive stock options, restricted stock grants, stock appreciation rights and performance units. The purpose of the Omnibus Plan is to promote the interests of the Company by attracting and retaining employees of outstanding ability and to provide executives of the Company greater incentive to make material contributions to the success of the Company by providing them with stock-based compensation which will increase in value based upon the market performance of the common stock and/or the corporate achievement of financial and other performance objectives. The Compensation Committee intends to associate the vesting of awards to the achievement of selected financial performance goals.

The Company also maintains two other, older equity incentive awards programs, the Key Employee Stock Option Plan and the Stock Option Plan for Non-Employees/ Directors.  Both plans were adopted at the inception of the Bank, and later adopted by the Company at its inception.  All eligible awards under these plans have been granted.

Under the terms of the Omnibus Plan, the Key Employee Stock Option Plan and the Stock Option Plan for Non-Employees/Directors, option exercise prices are always based upon the closing trading price of the Company’s common stock on the date of grant by the Board of Directors.

In 2010, no restricted stock grants were made to the named executive officers; 17 senior level officers received restricted stock awards.

Other Executive Benefits - Perquisites.  The Company provides the following to our named executive officers:

•	country club memberships and dues;
•	personal use of Company-provided auto or auto allowance;
•	expenses for spouses to attend conferences: and
•	personal use of Company-provided cell phones.

For 2010, we determined the level of perquisites and benefits to offer based on the Committee’s review of other financial institutions in our market area.  We believe these perquisites serve a dual purpose.  They are competitive with companies in our peer group, and they also facilitate the officer’s ability to work outside our corporate headquarters by assisting with travel and providing an external location to conduct business.  See the Summary Compensation Table on page 21 for perquisites received by each named executive officer.

Other Executive Benefits - Retirement Benefits.  The Company maintains supplemental executive retirement agreements (SERPs) in the form of salary continuation and split dollar agreements, for the benefit of the Company’s named executive officers.  The Committee’s goal is to provide competitive retirement benefits given the restrictions on executives within tax-qualified plans.  The Committee has worked in past years with Clark Consulting and Grady and Associates in analyzing the possible benefits of using SERPs to address the issues of internal and external equity in terms of retirement benefits offered to all employees at the Company as a percentage of final average pay and executives in our peer group.  The Committee believes that supplemental retirement benefits for all named executive officers are at levels deemed competitive with peers and within annual cost parameters established by the Committee. For more information on the SERPs, see page 22 of this Proxy Statement. Under the terms of the TARP and the CPP (both terms are defined below), no SERP benefits, except for those that are fully vested, can be accelerated or paid upon termination to the named executive officers so long as the United States Treasury holds equity in the Company.

Other Executive Benefits - Severance Benefits.  The Company has employment agreements with our named executive officers which provide, among other things, for severance benefits upon certain types of employment terminations.  We believe employment agreements serve a number of functions, including (i) retention of our executive team; (ii) mitigation of any uncertainty about future employment and continuity of management in the event of a change in control; and (iii) protection of the Company and customers through non-compete and non-solicitation covenants.  Additional information regarding the employment agreements may be found beginning on page 22 of this Proxy Statement. Under the terms of the TARP and the CPP (both terms are defined directly below), no severance benefits are payable upon termination to the named executive officers so long as the United States Treasury holds equity in the Company.

Implications of Participation in the Troubled Asset Relief Program/Capital Purchase Program on Executive Compensation Arrangements

Under the provisions of the Emergency Economic Stabilization Act (“EESA”) enacted in 2008 to stabilize the US financial system, the United States Treasury (the “UST”) developed the Troubled Asset Relief Program (“TARP”) which includes the Capital Purchase Program (“CPP”). On December 5, 2008, the UST under the CPP invested $31.26 million in the Company’s preferred stock and a warrant for 543,337 shares of common stock.  As a participant in the CPP, we have adopted certain requirements for executive compensation and corporate governance in accordance with the UST’s interim final rule implementing the compensation and corporate governance requirements under EESA, as amended by the American Recovery and Reinvestment Act of 2010 (“ARRA”), as well as additional guidance issued by the UST from time to time following the issuance of the interim final rule. These rules were subject to a public comment period which has expired, but no final rule has been adopted. The Board directed management to take all steps necessary to ensure that the Company complies with ESSA, and the rules and regulations of the UST and the SEC, including by complying with the following limitations:

•
No unnecessary and excessive risk or plans that encourage earnings manipulation. The Compensation Committee is required to review no less than every six months the Company’s senior executive officers compensation programs with the Company’s senior risk officers and certify that the Company has made reasonable efforts to ensure that its compensation arrangements do not encourage unnecessary risks that threaten BNC’s value.  Further, the Compensation Committee must examine the Company’s compensation programs to ensure that the Company’s plans do not encourage manipulation of BNC’s reported earnings in or to enhance the compensation of any of its employees.

•
Prohibition on bonuses, retention awards and other incentive compensation. The Company is prohibited from paying or accruing any bonus retention award or incentive compensation to any senior executive officer or any of the five next most highly compensated employees subject to certain exceptions. The Company is permitted to award restricted stock that has a value not exceeding one-third of the employee’s total annual compensation, so long as the stock is not paid out during the period the Company is participating in the CPP.

•
Clawback. BNC must recover bonuses, retention awards and incentive compensation paid to senior executive officers and the next 20 most highly compensated employees if they were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria whether or not the employee was at fault, any misconduct occurred or the financial statements were restated.

•
Prohibition on severance. BNC is prohibited from making severance payments to the senior executive officers and the next five most highly compensated employees other than payments for services performed or benefits accrued.

•
Luxury expenditure policy. The Company has adopted a companywide policy regarding excessive or luxury expenditures. The Nominating Committee, as part of its corporate governance responsibilities, oversees maintaining the Company’s luxury expenditure policy.

Under the CPP rules, the term “senior executive officer” is defined as the Chief Executive Officer, Chief Financial Officer and the next three most highly compensated employees. In 2008 at the time of entering into the CPP, each of the Company’s named executive officers signed an agreement with the Company agreeing to modify their compensation arrangements to the extent applicable to comply with these requirements. The CPP requirements remain in effect during the period that the UST holds equity or debt securities of the Company.

The current compensation program has been and will continue to be limited as necessary to comply with the CPP restrictions including the elimination of cash bonuses and accruals, limiting the value of equity compensation awards, and the elimination of parachute payments as well as the other restrictions described above.

Further, the Compensation Committee must annually provide a narrative description of how the SEO compensation plans do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the Company (including how the SEO plans do not encourage behavior focused on short-term results rather than long-term value creation), the risks posed by the employee compensation plans and how these risks were limited (including how the employee compensation plans do not encourage behavior focused on short-term results rather that long-term value creation), and how the Company has ensured that the employee compensation plans do not encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee. Within this framework, a variety of topics were discussed including:

•
The parameters of acceptable and excessive risk taking in light of a number of considerations, including the understanding that some risk taking is an inherent part of the operations of a financial institution;

•	The other controls that the Company and the Bank have established (other than reviews of the Company’s compensation practices) that limit undesirable risk taking; and
•	The general business goals and concerns of the Company, ranging from growth and profitability to the need to attract, retain and incentivize top tier talent.

As a result of this review and discussion, it was determined by the committee that the design and goals of the existing SEO and employee incentive compensation arrangements do not create an incentive for the SEOs or employees to engage in unnecessary and excessive risk taking; encourage behavior that is focused on short-term results rather than long-term value creation; or encourage the manipulation of the Company’s reported earnings to enhance the compensation of any employee.  The Committee believes that the discretionary nature of its decision-making process in determining the amount of any incentive compensation awards based upon its after-the-fact assessment of a variety of financial and other performance factors serves to mitigate the potential for excessive risk taking.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or formerly was, an officer or employee of the Company or the Bank. None of the named executive officers serves as a member or the board of directors of another entity whose executive officers or directors serve on the Company’s Board of Directors.

Board Leadership Structure and Risk Oversight

Our Company and the Bank have traditionally operated with separate Chief Executive Officer and Chairman of the Board positions.  We believe it is our chief executive officer’s responsibility to manage the Company and the chairman’s responsibility to lead the Board. Thomas R. Sloan is currently serving as Chairman of the Board.  All of the members of the Board of Directors, other than Swope Montgomery and Richard Callicutt, executive officers of the Company, are independent under Nasdaq listing requirements. The Company has four standing committees:  Executive, Governance, Audit and Compensation.  All but the Executive Committee is made up entirely of independent directors.  Mr. Montgomery, the Chief Executive Officer, serves on the Executive Committee.  The Bank has Asset/Liability Management and Loan Committees. The duties of the Company’s committees and the qualifications of the independent directors have been described above.

Directors keep themselves informed of the activities and condition of the Company and of the risk environment in which it operates by regularly attending Board and committee meetings, and by review of the meeting materials, auditors’ finding and recommendations. Directors also stay abreast of current trends and regulatory developments by briefings from senior management and counsel, auditors or other consultants and more formal director education.  Each of the Company’s and the Bank’s committees considers risk within its area of responsibility. The Bank’s Asset/Liability Management and Loan Committees give monthly reports to the Company’s Board. The Audit Committee and the full Board focus on the Company’s most significant risks in the areas of liquidity, credit, interest rate and general risk management strategy. The Board sets policy guidelines in the areas of loans and asset/liability management which are reviewed on an on-going basis.  In 2010, the Board named David Spencer, currently CFO and Executive Vice President of the Company, as Chief Risk Officer.  Management, the Board, and the Board’s committee utilize third-party consultants and advisors to help them examine and assess the Bank’s and the Company’s enterprise risk management.  While the Board oversees the Company’s risk management, the Company’s and the Bank’s management are responsible for day-to-day risk management following the dictates of the Board’s policy decisions.

The Nominating Committee, as part of its annual review, evaluates the Board leadership structure and Board performance and reports its findings to the whole Board.  The Board believes that having separate persons serving as chief executive officer and chairman and a majority of independent directors provides the optimal board leadership structure for our Company and our shareholders.

Does the Company have a Code of Ethics?

The Company and the Bank have a Code of Business Conduct and Ethics for its directors, officers and employees.  The Code of Business Conduct and Ethics requires that individuals avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interests of the Company and the Bank.  The Code of Business Conduct and Ethics is a guide to help ensure that all employees live up to the highest ethical standards.

A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.bankofnc.com.

As is permitted by SEC rules, the Company intends to post on its website any amendment to or waiver from any provision in the Code of Ethics for the CEO and senior financial officers that applies to the chief executive officer, the chief financial officer, the controller, or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

Director Compensation

The following table reports all forms of compensation paid to or accrued for the benefit of each director during the 2010 fiscal year.

DIRECTOR COMPENSATION

					Change in
					Pension Value
	Fees				and
	Earned			Non-Equity	Nonqualified
	or Paid	Stock	Option	Incentive Plan	Deferred	All Other
	in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings	($)	($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Lenin J. Peters, M.D.	$37,500	—	—	—	—	—	$37,500
Thomas R. Smith, CPA	$40,800	—	—	—	—	—	$40,800
D. Vann Williford	$32,000	—	—	—	—	—	$32,000
Richard F. Wood	$30,100	—	—	—	—	—	$30,100
Thomas R. Sloan	$44,400	—	—	—	—	—	$44,400
Larry L. Callahan	$30,700	—	—	—	—	—	$30,700
Joseph M. Coltrane, Jr.	$30,850	—	—	—	—	—	$30,850
Charles T. Hagan III	$39,450	—	—	—	—	—	$39,450
R. Mark Graf 1	$5,000	—	—	—	—	—	$5,000
W. Swope Montgomery, Jr.	$0	—	—	—	—	—	$0
Richard D. Callicutt II	$0	—	—	—	—	—	$0
Robert A. Team, Jr.	$36,350	—	—	—	—	—	$36,350
Randall R. Kaplan 2	$16,450	—	—	—	—	—	$16,450

1
Mr. Graf’s directors’ fees are paid to Aquiline Capital Partners, LLC  pursuant to the Investment Agreement between Aquiline BNC Holdings, LLC and the Company. Mr. Graf resigned from the Board of Directors effective April 5, 2011.

2	Mr. Kaplan resigned in August, 2010.

Directors’ Fees.  For the fiscal year ended December 31, 2010, the Chairman of BNC’s Board of Directors received an annual retainer of $14,000 for his service, each Committee Chairman received an annual retainer of $10,000 for his service, and each other board member received an annual retainer of $6,000 for his service.  In addition, members of the BNC Board received $550 and the Chairman of the Board received $950 per meeting of the Board of Directors.  Members of the Executive Committee received $700 and the Chairman of the Executive Committee received $700 per Executive Committee meeting.  Members of other committees (including the Bank committees) received $550 and Chairmen of other Committees received $700 per Committee meeting (except for the Chairman of the Audit Committee, who received $950 per meeting of the Audit Committee and Audit Committee members who receive $650 per meeting).  Mr. Montgomery and Mr. Callicutt do not receive compensation for attendance at these meetings.

During 2010, directors’ fees totaled $343,600 in the aggregate.  Except for $39,750, these fees were not paid in cash to the directors, but were placed into a “Directors Deferred Compensation Plan” which was approved by the BNC Board of Directors in January 1994.  MAGNER Network LLC, in Atlanta, Georgia, administers this plan at an annual cost of $3,630 to the Company.  BNC has established a Rabbi Trust to hold the directors’ accrued benefits under the plan.

Director Stock Option Plan.  See “Executive Compensation - Stock Option Plans,” for a discussion of the directors’ benefits under the Stock Option Plan for Non-Employees/Directors.

Executive Officers

The following sets forth certain information with respect to the persons who are executive officers of the Company.

W. Swope Montgomery, Jr., age 62, serves as Chief Executive Officer of the Bank and President and Chief Executive Officer of the Company.  He has been employed by the Bank since 1991 and the Company since its organization in 2002.  Mr. Montgomery has a total of 40 years of banking experience.

Richard D. Callicutt, age 51, serves as President and Chief Operating Officer of the Bank and Executive Vice President and Chief Executive Officer of the Company.  He has been employed by the Bank since 1991 and the Company since its organization in 2002.  Mr. Callicutt has a total of 30 years of banking experience.

David B. Spencer, age 48, serves as Executive Vice President and Chief Financial Officer of the Bank and the Company.  He has been employed by the Bank since 1997 and the Company since its organization in 2002.  Mr. Spencer has a total of 25 years of banking experience.

Management Compensation

The executive officers of the Company are not paid any cash compensation by the Company.  However, the executive officers of the Company also are executive officers of the Bank and receive compensation from the Bank.

The table on the following page shows, for the fiscal year ended December 31, 2010, the cash compensation received by, as well as certain other compensation paid or accrued for those years, the Company’s chief executive officer and the next two executive officers whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards 4	Option Awards	Non-Equity Incentive Plan Compensation (a)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (b)	All Other Compensation (c)		Total
W. Swope Montgomery, Jr.	2010	$409,008	$0	$0	—	—	$234,061	$29,876	1	$672,937
President and Chief	2009	$345,200	$0	$72, 710	—	—	$163,641	$35,459	1	$617,000
Executive Officer of the
Company and Chief
Executive Officer of the Bank

Richard D. Callicutt II	2010	$350,000	$0	$0	—	—	$69,821	$17,472	2	$437,293
Executive Vice President	2009	$268,650	$0	$66,100	—	—	$48,366	$17,811	2	$400,927
and Chief Operating Officer
of the Company and President and Chief Operating Officer of the Bank

David B. Spencer	2010	$311,248	$0	$0	—	—	$41,034	$24,351	3	$376,633
Executive Vice President,	2009	$251,200	$0	$106,170	—	—	$29,996	$26,152	3	$413,523
and Chief Financial Officer
of the Company and the Bank

1
For Mr. Montgomery in 2010, this amount consisted of $600 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $5,160 for country club dues, $9,433 contributed by the Bank for the 401(k) plan and $3,983 imputed income from Bank-owned split dollar insurance policy; and in 2009, this amount consisted of $800 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $6,037 for country club dues, $14,236 contributed by the Bank for the 401(k) plan and $3,686 imputed income from Bank-owned split dollar insurance policy.

2
For Mr. Callicutt in 2010, this amount consisted of $1,100 for cell phone, $9,600 for automobile, $5,160 for country club dues, and $1,612 imputed income from Bank-owned split dollar insurance policy; and in 2009, $1,100 for cell phone, $9,600 for automobile, $5,568 for country club dues, $0 contributed by the Bank for the 401(k) plan and $1,543 imputed income from Bank-owned split dollar insurance policy,

3
For Mr. Spencer in 2010, this amount consisted of $600 paid for spouse to attend conferences, $1,100 for cell phone, $9,600 for automobile, $3,080 for country club dues, $8,250 contributed by the Bank for the 401(k) plan and $1,721 imputed income from Bank-owned split dollar insurance policy; and in 2009, $1,100 for cell phone, $9,600 for automobile, $2,884 for country club dues, $10,990 contributed by the Bank for the 401(k) plan and $1,583 imputed income from Bank-owned split dollar insurance policy.

4
Restricted stock awards were made to the following individuals as follows in 2009: Mr. Montgomery – 11,000 shares awarded 12/15/09 with a value on grant date of $6.61 per share; Mr. Spencer – 6,000 shares awarded 9/15/09 with a value on grant date of $7.78 per share and 9,000 shares awarded 12/15/09 with a value on grant date of $6.61; Mr. Callicutt – 10,000 shares awarded 12/15/09 with a value on grant date of $6.61. The restricted stock awards in both 2009 and 2010 have a two year vesting period; however, no restricted stock awards will “fully vest” (become transferrable or payable, except for the payment of taxes, which may become due and payable) unless allowed under the TARP and CPP rules and regulations.

Employment Agreements

On December 18, 2007 BNC and the Bank entered into employment agreements with Messrs. Montgomery, Callicutt and Spencer which have been amended for 409A compliance.  The agreements have three-year terms, extending annually for one additional year at each anniversary unless the board of directors determines not to extend the term.  Establishing the terms and conditions of the employment relationship and the executives’ initial base salary, the employment agreements also grant miscellaneous fringe benefits such as use of an automobile, reimbursement of club dues, and reimbursement of reasonable business expenses.  The agreements also provide for indemnification against liabilities to which the executive may become subject because of his service to BNC and the Bank.  Due to a salary increase in July 2010, base salary as of December 31, 2010 was $459,000 for Mr. Montgomery, $400,000 for Mr. Callicutt, and $361,248 for Mr. Spencer.

The agreements are terminable by BNC or the Bank with or without cause and terminate automatically when the executive attains age 65.  The executive’s employment may be terminated for cause if and only if 75% or more of the directors, excluding the executive, vote to terminate the executive’s employment with cause at a special board meeting held for that purpose, with advance notice and the opportunity to oppose the board’s action given to the executive.  The agreements provide explicitly for severance benefits after involuntary termination without cause and after voluntary termination with good reason, as well as benefits that become payable because of the occurrence of a change in control.  Severance benefits are not payable for involuntary termination with cause or for voluntary termination without good reason.  For termination because of death BNC and the Bank would provide without cost continued health care coverage to the executive’s family for one year, and for termination because of disability the executive would receive (x) base salary and other employee benefits until he becomes eligible for disability benefits under company plans and (y) continued insurance coverage for up to three years.  Good reason for voluntary termination will exist if specified adverse changes in the executive’s employment circumstances occur without the executive’s consent, such as a material reduction in pay, benefits, or responsibilities or relocation of BNC’s executive offices.  If the executive’s employment involuntarily terminates without cause or if he voluntarily terminates employment for good reason, he will receive in a single lump sum an amount equal to his undiscounted base salary for the unexpired term of the agreement, he will be paid in cash for the intrinsic value of his unvested stock options, he will continue to receive life and medical insurance benefits for a period that may be as long as the remaining term of the employment agreement, and he will be entitled to outplacement support of up to $25,000 and use of office facilities for one year.  For this purpose the intrinsic value of unvested stock options means, for each share acquirable by exercise of the unvested option, the positive difference between the fair market value per share of BNC stock and the exercise price per share of the unvested option.  Severance benefits payable after termination are conditional on the executive first entering into an agreement not to compete with BNC and the Bank.  The duration of the provision not to compete with BNC and the Bank after termination of employment is 15 months in Mr. Montgomery’s and Mr. Callicutt’s case, and six months for Mr. Spencer.  Benefits payable after a change in control are not conditional on the executive first entering into an agreement not to compete.

Although the employment agreements have provisions for payments upon a change in control, a requirement of participating in CPP is that the named executive officers had to enter into agreements that limited parachute payments during the time the UST holds equity in the Company.  Under the terms of the CPP, none of the named executive officers would not have been entitled to payments had there been a termination of employment in 2010.

Salary Continuation and Endorsement Split Dollar Agreements

The Bank also entered into amended Salary Continuation Agreements and associated Endorsement Split Dollar Agreements with the executives on December 18, 2007.  Also referred to as “SERPs,” the Salary Continuation Agreements promise a specified annual retirement benefit to each executive when he attains the normal retirement age – age 65 – or a reduced annual benefit if the executive’s employment terminates before age 65, whether termination occurs because of involuntary termination without cause, voluntary termination for any reason, or termination because of disability.  Benefits for termination before age 65 are determined solely by the amount of the liability accrual balance maintained by the Bank.  Consistent with generally accepted accounting principles the Bank’s liability accrual balance increases incrementally each month so that the final liability accrual balance at the executive’s normal retirement age equals the present value of the specified normal retirement benefit.  If an executive’s employment terminates before age 65, instead of the specified normal retirement benefit he will receive a reduced annual benefit that is based on the amount of the Bank’s liability accrual balance when employment termination occurs.  The reduced benefit would not be payable until the executive finally attains age 65.  Annual SERP benefits are payable for life, and in the case of Messrs. Montgomery, Callicutt, and Spencer only the benefit increases annually by 3%.  The SERPs also provide for a lump-sum cash benefit payable immediately after a change in control, regardless of whether the executive’s employment also terminates.  For Messrs. Montgomery, Callicutt, and Spencer the lump-sum benefit would consist of cash in an amount equal to the present value of the executive’s specified normal retirement age benefit, meaning the liability accrual balance projected to exist when the executive attains age 65.  The SERPs make clear that this lump-sum change-in-control benefit is payable on no more than one occasion.  If the change-in-control benefit is paid under the SERPs the executives would be entitled to no other SERP benefits, except for a potential tax gross-up benefit and potential reimbursement of their legal expenses.  The excise tax gross-up benefit potentially payable under the SERPs is not in addition to the excise tax gross-up benefit potentially payable under the executives’ employment agreements.  Instead it is a single benefit affirmed in two separate agreements.  If a change in control occurs while the executive is receiving or is entitled at age 65 to receive retirement benefits under the SERP, the executive would instead receive an immediate lump-sum payment consisting of the liability accrual balance.  The Bank has assured each executive that it will reimburse the executive’s legal expenses if his SERP is challenged after a change in control, up to $500,000.  This promise is in addition to the similar legal fee reimbursement promise contained in the employment agreements.

Under the terms of the TARP and the CPP, no SERP benefits, except for those that are fully vested, can be accelerated or paid upon termination to the named executive officers so long as the UST holds equity in the Company.

The amended Endorsement Split Dollar Agreements associated with the SERPs assure the executives’ designated beneficiaries of a death benefit after the executive’s death, whether death occurs before or after employment termination, but if the executive is terminated for cause he would forfeit all benefits under his SERP and the associated Endorsement Split Dollar Agreement.  At the executives’ death the executives’ designated beneficiaries would be entitled to (x) an amount equal to the liability accrual balance existing at the executive’s death, payable under the SERPs in a single lump 90 days after the executive’s death, and (y) under the Endorsement Split Dollar Agreements associated with the SERPs, 100% of the net death benefit payable under Bank-owned insurance policies on the executives’ lives, payable directly by the insurer to the designated beneficiary.  The term net death benefit means the total life insurance policy death proceeds minus the policy cash surrender value.  The policy cash surrender value is payable in its entirety to the Bank.  The Financial Accounting Standards Board clarified in late 2006 that a split dollar arrangement providing post-retirement death benefits requires the employer to recognize compensation expense during an employee’s working years to account for the split dollar insurance obligation, even though the split dollar benefit will ultimately be paid by the insurance company and not the employer.  Accordingly, the Bank recognizes compensation expense associated with this post-retirement split dollar insurance arrangement.

Stock Option Plans

As part of the Bank’s initial offering in 1994, the Board of Directors and the shareholders approved a nonqualified stock option plan for certain initial incorporators and directors (the “Stock Option Plan for Non-Employees/Directors”) and a qualified incentive stock option plan for key employees (the “Key Employee Option Plan”).  The Stock Option Plans for Non-Employees/Directors and the Key Employee Option Plans are referred to collectively as the “Plans”.  As part of the Bank’s reorganization to holding company form, BNC assumed the Bank’s obligations under the Plans.

The purpose of the Plans is to provide an incentive to attract and retain qualified personnel in key positions, to provide directors and key employees with a proprietary interest in BNC, and to reward directors and key employees for outstanding performance.  Under the Plans, the option price per share cannot be less than the greater of $3.72 or the fair market value of a share at the time the option is granted.  The period for exercising the option is no more than ten years from the date of grant.  Options may be granted under the Plans which are either “incentive stock options” (“ISOs”) within the meaning of Section 422 of the Code, or “nonqualified stock options” (“NSOs”) in the discretion of the Compensation Committee of BNC.

Omnibus Stock Ownership and Long Term Incentive Plan

In 2004, BNC shareholders approved the Omnibus Stock Ownership and Long Term Incentive Plan (the “Omnibus Plan”), which is administered by the Compensation Committee of the BNC Board of Directors (“Committee”).  On June 15, 2010, the shareholders approved and increase of 400,000 shares of the Company’s common stock underlying Rights (as defined below) which may be granted under the Omnibus Plan. The purposes of the Omnibus Plan are to encourage and motivate key employees to contribute to the successful performance of BNC, the Bank and its subsidiaries and the growth of the market value of the BNC Common Stock; to achieve a unity of purpose among the key employees and BNC’s shareholders by providing ownership opportunities, and a unity of interest in the achievement of BNC’s primary long term performance objectives; and to retain key employees by rewarding them with potentially tax-advantageous future compensation.

The employees of BNC and its subsidiaries, who are designated as eligible participants by the BNC Board of Directors, may receive awards of Rights under the Omnibus Plan.  The value of the benefits to be received by participants under the Omnibus Plan is not determinable.  On March 28, 2011, the closing price of the common stock on the Nasdaq Capital Market was $7.89.

Rights Which May Be Granted. Under the Omnibus Plan, the Committee may grant or award eligible participants (employees of the Company and its subsidiaries) options, rights to receive restricted shares of common stock (“Restricted Stock”), and/or stock appreciation rights (“SARs”).  These grants or awards of options, Restricted Stock and/or SARs are referred to as “Rights”.  The number of shares of common stock available under the Omnibus Plan for grants of Rights is 206,250, as such number has been adjusted for stock splits occurring since establishment of the Omnibus Plan. All Rights must be granted or awarded within ten (10) years of the date of the BNC Board’s adoption of the Omnibus Plan.

Options.  Options granted under the Omnibus Plan to eligible directors and employees may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”).  The exercise price of an Option may not be less than 100% of the last-transaction price for the common stock quoted by the Nasdaq Market on the date of grant.

Restricted Stock.  The Committee may award Rights to acquire shares of common stock, subject to certain transfer restrictions (“Restricted Stock”) to eligible participants under the Omnibus Plan for such purchase price per share, if any, as the Committee, in its discretion, may determine appropriate.  The Committee will determine the expiration date for each Restricted Stock award, up to a maximum of ten years from the date of grant.  In the Committee’s discretion, it may specify the period or periods of time within which each Restricted Stock award will first become exercisable, which period or periods may be accelerated or shortened by the Committee.  Under the terms of the Omnibus Plan, the Committee also has the discretion to pay out awards of Restricted Stock in the Company’s common stock, cash or a combination of stock and cash.

Stock Appreciation Rights.  The Omnibus Plan provides that the Committee may award to eligible directors and employees Rights to receive cash based upon increases in the market price of common stock over the last transaction price of the common stock on the Nasdaq Market (the “Base Price”) on the date of the award.  The Committee may adjust the Base Price of a SAR based upon the market value performance of the common stock in comparison with the aggregate market value performance of a selected index or at a stated annual percentage rate.  The expiration date of a SAR may be no more than ten years from the date of award.

Each SAR awarded by the Committee may be exercisable immediately or may become vested over such period or periods as the Committee may establish, which periods may be accelerated or shortened in the Committee's discretion.  Each SAR awarded will terminate upon the expiration date established by the Committee, termination of the employment or directorship of the SAR recipient, or in the event of a change in control, as described above in connection with the termination of Options.

Adjustments.  In the event the outstanding shares of the common stock are increased, decreased, changed into or exchanged for a different number or kind of securities as a result of a stock split, reverse stock split, stock dividend, recapitalization, merger, share exchange acquisition, or reclassification, appropriate proportionate adjustments will be made in (i) the aggregate number or kind of shares which may be issued pursuant to exercise of, or which underlie, Rights; (ii) the exercise or other purchase price, or Base Price, and the number and/or kind of shares acquirable under, or underlying, Rights; and (iii) rights and matters determined on a per share basis under the Omnibus Plan. Any shares of common stock allocated to Rights granted under the Omnibus Plan which are subsequently cancelled or forfeited will be available for further allocation upon such cancellation or forfeiture.

Federal Income Tax Consequences.

(a)              Options.  Under current provisions of the Code, the federal income tax treatment of ISOs and NSOs is different.  Options granted to employees under the Omnibus Plan may be ISOs which are designed to result in beneficial tax treatment to the employee but not a tax deduction to the Company.

The holder of an ISO generally is not taxed for federal income tax purposes on either the grant or the exercise of the option.  However, the optionee must include in his or her federal alternative minimum tax income any excess (the “Bargain Element”) of the acquired common stock’s fair market value at the time of exercise over the exercise price paid by the optionee.  Furthermore, if the optionee sells, exchanges, gives or otherwise disposes of such common stock (other than in certain types of transactions) either within two years after the option was granted or within one year after the option was exercised (an “Early Disposition”), the optionee generally must recognize the Bargain Element as compensation income for regular federal income tax purposes.  Any gain realized on the disposition in excess of the Bargain Element is subject to recognition under the usual rules applying to dispositions of property.  If a taxable sale or exchange is made after such holding periods are satisfied, the difference between the exercise price and the amount realized upon the disposition of the common stock generally will constitute a capital gain or loss for tax purposes.

Options granted to directors under the Omnibus Plan would be “NSOs.”  In general, the holder of an NSO will recognize at the time of exercise of the NSO, compensation income equal to the amount by which the fair market value of the common stock received on the date of exercise exceeds the sum of the exercise price and any amount paid for the NSO.

If an optionee exercises an ISO or NSO and delivers shares of common stock as payment for part or all of the exercise price of the stock purchased (the “Payment Stock”), no gain or loss generally will be recognized with respect to the Payment Stock; provided, however, if the Payment Stock was acquired pursuant to the exercise of an ISO, the optionee will be subject to recognizing as compensation income the Bargain Element on the Payment Stock as an Early Disposition if the exchange for the new shares occurs prior to the expiration of the holding periods for the Payment Stock.

The Company generally would not recognize gain or loss or be entitled to a deduction upon either the grant of an ISO or NSO or the optionee’s exercise of an ISO. The Company generally will recognize gain or loss or be entitled to a deduction upon the exercise of an NSO. If there is an Early Disposition, the Company generally would be entitled to deduct the Bargain Element as compensation paid to the optionee.

The above and other descriptions of federal income tax consequences are necessarily general in nature and do not purport to be complete.  Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances.  Such descriptions may not be used to avoid any federal tax penalty.  Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.  Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

(b)           Restricted Stock.  Pursuant to Section 83 of the Code, recipients of Restricted Stock awards under the Omnibus Plan will recognize ordinary income in an amount equal to the fair market value of the shares of common stock granted to them at the time that the shares vest and become transferable. The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of Restricted Stock awards in the year in which such amounts are included in income.

(c)           SARs.  Pursuant to Section 83 of the code, recipients of SARs under the Omnibus Plan will recognize, at the time a SAR award is exercised, ordinary income in an amount equal to the difference between the fair market value of the common stock at the time of award of the SAR and the fair market value of the common stock at the time that the SAR is exercised.  The Company will be entitled to deduct as a compensation expense for tax purposes the same amounts recognized as income by recipients of SAR awards in the year in which such amounts are included in income.

BNC may at any time alter, suspend, terminate or discontinue the Omnibus Plan, subject to any applicable regulatory requirements and any required shareholder approval or any shareholder approval which BNC Board may deem advisable for any reason, such as for the purpose of obtaining or retaining any statutory or regulatory benefits under tax, securities or other laws or satisfying applicable stock exchange or quotation system listing requirements.  The BNC Board may not, without the consent of a participant, make any alteration which would deprive the participant of his rights with respect to any previously granted Rights.  Termination of the Omnibus Plan would not affect any previously granted Rights.

In 2010, no restricted stock grants were made to the named executive officers; 17 other senior executive officers did receive restricted stock awards.

Incentive Compensation Plans

Bonuses-Annual Cash Incentive Awards.  The Company has adopted a program named Compensation for Stakeholders which determines the overall incentive pool to be distributed to employees bankwide, including executive officers.  The purpose of the program is to promote achievement of the Company’s annual performance goals. As part of this program, ten key variables that drive profitability are tracked relative to the prior year, and as levels are obtained in each of the key variables above a minimum acceptable growth rate, a percentage of the incremental pretax enhancement is allocated to each of the bankwide and management incentive pools.  If the Company does not achieve at least net income growth of greater than 4% of the prior year’s and the Bank’s regulatory ratings are no more than two in all categories, no incentive award is made. After the minimum performance goals are met, a portion of every dollar over the minimum is added to the pool to be divided among employees and named executive officers. This program awards improvements in areas such as average loans, average core deposits, net interest income, net interest margin, efficiency ratio, non-interest income, while deducting  for unacceptable levels of credit quality, including charge-offs, nonperforming assets, and loans past due.  This program has been in place at the Bank and the Company for over nine years, and has allowed our organization to create a culture where our employees interests and actions are closely aligned with our shareholders’ interest on a daily basis.  The program provides directors with a rationale that is used by the Compensation Committee and quantifies the correlations between incentive pool totals with expected increases in net income and return on tangible equity levels.

In 2010, the Company-wide Compensation for Stakeholders plan resulted in no bonus pool. However, the plan provides for a discretionary component to reward employees for exceptional performance in times when industry and economic challenges are not conducive to increases in the Company’s and Bank’s performance. The Compensation Committee compares Company performance relative to peer performance and provides incentives where it is deemed warranted.  All employees, except, as required by the TARP and CPP, the five most highly compensated employees which includes the named executive officers and an additional 15 senior executive officers, received a small discretionary bonus in 2010.

Outstanding Equity Awards at Fiscal Year End.  The table below gives information related to equity awards held by the Company’s named executive officers the end of fiscal year 2010.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable 1	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) 2	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Swope Montgomery	15,125	0	0	5.95	06/17/2012			11,000	83,435
	9,625	0	0	11.82	08/17/2014
	27,500	0	0	13.64	01/15/2015
Richard Callicutt	22,000	0	0	13.64	01/15/2015			10,000	75,850
David Spencer	22,000	0	0	13.64	01/15/2015			6,000	45,510
	9,625	0	0	11.82	08/17/2014			9,000	68,265

1	All stock option awards are fully vested.

2
Restricted stock granted under the Omnibus Plan which does not vest until two years from the grant date and unless the officer is still employed.  (In addition, no restricted stock awards will “fully vest” (become transferrable or payable, except for the payment of taxes which may become due and payable) unless allowed under the TARP and CPP regulations.

Profit Sharing Plan and 401(k) Plan

The Bank maintains a Profit Sharing Plan and Trust with a qualified cash or deferred feature (the “Retirement Plan”) under Section 401(k) of the Code of 1986, as amended (the “Code”).  All full-time employees as of the beginning of the plan year are eligible to participate in the Retirement Plan.  A participating employee may contribute, through payroll deduction, from 1% to 15% of his/her salary on a tax deferred basis subject to the requirements of Section 401(k) of the Code.  The Bank has agreed to contribute to the Retirement Plan an amount equal to 50% of such payroll deductions, but no more than 6% of total compensation.  The Bank can, in its discretion, make additional contributions to the Plan.  Any contributions by the Bank will be fully vested in the participant if he/she has six years of service with the Bank and will be reduced by 20% for each lesser number of years.

Indebtedness of and Transactions with Management and Directors and Director Independence

The Company is a “listed issuer” under the rules and regulations of the Exchange Act whose common stock is listed on Nasdaq. The Company uses the definition of independence contained in Nasdaq’s listing standards to determine the independence of its directors and that the Board of Directors and each standing committee of the Board is in compliance with Nasdaq listing standards for independence.

Certain directors and executive officers of the Bank and their immediate families and associates were customers of and had transactions with the Bank in the ordinary course of business during 2010.  All outstanding loans, extensions of credit or overdrafts, endorsements and guarantees outstanding at any time during 2010 to the Bank’s executive officers and directors and their family members were made in the ordinary course of its business.  These loans are currently made on substantially the same terms, including interest rates and collateral, as those then prevailing for comparable transactions with persons not related to the lender, and did not involve more than the normal risk of collectability or present any other unfavorable features.

For part of 2010, the Bank leased its loan production office in Winston-Salem, North Carolina from 1400 Westgate Associates, LLC (“Westgate”).  Director Robert A. Team, Jr. owns 100% of Westgate.  Pursuant to the terms of the lease for the one facility leased by the Bank, during 2010 the Bank paid a total of $46,109 to Westgate in lease payments for the facility.  The Board of Directors routinely, and no less than annually, reviews all transactions, direct and indirect, between the Company or the Bank and any employee or director, or any of such person’s immediate family members. Transactions are reviewed as to comparable market values for similar transactions. All material facts of the transactions and the director’s interest are discussed by all disinterested directors and a decision made about whether the transaction is fair to the Company and the Bank. A majority vote of all disinterested directors is required to approve the transaction.  The transaction with Robert Team was reviewed by the disinterested Board members according to BNC’s normal practices and an affirmative determination was made that this lease transaction did not affect Mr. Team’s independence as a director of the Company.

The Board of Directors also evaluates the influence family relationships may have on the independence of directors who are related by blood or marriage. There are no such relationships on the BNC Board of Directors.

PROPOSAL 2

ADVISORY (NON-BINDING) PROPOSAL TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that our 2010 compensation policies and procedures are designed to establish an appropriate relationship between executive pay and the annual and long-term performance of the Company and the Bank, to reflect the attainment of short-and long-term financial performance goals, to enhance our ability to attract and retain qualified executive officers and to align to the greatest extent possible interests of management and shareholders.  These policies and procedures are described in detail on pages 12-17 of this Proxy Statement. At the 2010 Annual Meeting of Shareholders, 96.3 percent of the Company’s shareholders voted in favor of the executive compensation paid during 2009 as was described in the 2010 Proxy Statement.

The ARRA provides that all participants in the TARP permit a non-binding shareholder vote to approve the compensation of the participant’s executives.  Therefore, the Board of Directors is providing our shareholders with the right to cast an advisory vote on the compensation of the Company’s NEOs at the 2010 Annual Meeting of Shareholders.

This proposal, commonly known as a “say-on-pay” proposal, gives you as a shareholder the opportunity to vote on the compensation of our NEOs through the following resolution:

“RESOLVED, that the shareholders of BNC Bancorp approve the compensation of its Named Executive Officers named in the Summary Compensation Table in this Proxy Statement, as described in the narrative and the tabular disclosure regarding the compensation of the Named Executive Officers contained in this Proxy Statement.”

Under the ARRA, your vote on this matter is advisory and will therefore not be binding upon the Board of Directors. However, the Compensation Committee will take the outcome of the vote into consideration when determining further executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the BNC Board of Directors has appointed Cherry, Bekaert & Holland, L.L.P. (“CBH”) as the independent registered public accounting firm to audit the financial statements of BNC for the fiscal year ending December 31, 2011, subject to ratification by BNC’s shareholders.  Representatives of CBH are expected to attend the BNC Annual Meeting and will be afforded an opportunity to make a statement, if they so desire, and to respond to appropriate questions from shareholders.

Audit Fees Paid to Independent Registered Public Accounting Firm

Audit Fees.  Fees paid or expected to be paid to CBH for the financial audit of BNC’s annual consolidated financial statements, report on internal controls of financial reporting, and reviews of financial statements included in quarterly filings on Form 10-Q for the years ended December 31, 2010 and 2009 amounted to $188,000 and $168,000, respectively.  The Company paid CBH the following audit related fees in 2010: (1) $5,000 in connection with the dividend reinvestment plan; (2) $27,138 in connection with the FDIC assisted transaction which was consummated in April 2010; and (3) $5,000 in connection with the private placement which was consummated in June 2010. The Company paid CBH $14,000 during 2010 and $15,000 in 2009 for assurance services related to the audit of the financial statements of the 401(k) Plan.  No other fees for any other services were paid to CBH during the fiscal year ended December 31, 2010.

The fees billed by CBH are pre-approved by the Audit Committee of the Company in accordance with the policies and procedures for the Audit Committee set forth in the committee’s charter.  The Audit Committee typically pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2010 and 2009, one hundred percent of the total fees paid for audit and audit related services were pre-approved.  The Audit Committee has determined that the rendering of non-audit professional services by CBH, as identified above, is compatible with maintaining CBH’s independence.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE
SHAREHOLDERS VOTE FOR RATIFICATION OF THE
APPOINTMENT OF CBH AS INDEPENDENT AUDITOR FOR THE
COMPANY AND THE BANK FOR THE FISCAL YEAR ENDING
DECEMBER 31, 2011.

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

It is presently anticipated that the 2012 Annual Meeting of Shareholders of the Company will be held in May 2011.  In order for shareholder proposals to be included in the Company’s proxy materials for that meeting, such proposals must be received by the Secretary of the Company at the Company’s principal executive office no later than December 13, 2011 and meet all other applicable requirements for inclusion in the proxy statement.

In the alternative, a shareholder may commence his or her own proxy solicitation and present a proposal from the floor at the 2012 Annual Meeting of Shareholders of the Company.  In order to do so, the shareholder must notify the Secretary of the Company in writing, at the Company’s principal executive office no later than February 26, 2012, of his or her proposal.  If the Secretary of the Company is not notified of the shareholder’s proposal by February 26, 2012, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2012 Annual Meeting.

OTHER MATTERS

Management knows of no other matters to be presented for consideration at the Meeting or any adjournments thereof.  If any other matters shall properly come before the Meeting, it is intended that the proxyholders named in the enclosed form of proxy will vote the shares represented thereby in accordance with their judgment, pursuant to the discretionary authority granted therein.

MISCELLANEOUS

The Form 10-K of the Company for the year ended December 31, 2010, which includes consolidated financial statements audited and reported upon by the Company’s independent auditor, is being mailed with this Proxy Statement and filed with the SEC; however it is not intended that the Form 10-K be deemed a part of this Proxy Statement or a solicitation of proxies.

By Order of the Board of Directors,

W. Swope Montgomery, Jr.
President and Chief Executive Officer

High Point, North Carolina
April 12, 2011

X PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY
BNC BANCORP

ANNUAL MEETING OF SHAREHOLDERS
MAY 17, 2011
3:00 P.M.

The undersigned shareholder of BNC Bancorp, a North Carolina corporation (the "Company"), hereby constitutes and appoints Thomas R. Sloan, Thomas R. Smith, and W. Swope Montgomery, Jr., or any of them, attorneys and proxies with full power of substitution, to act and vote on behalf of the undersigned at the Annual Meeting of Shareholders of BNC Bancorp to be held at the String & Splinter, 305 W. High Avenue, High Point, North Carolina, at 3:00 p.m., local time, and any adjournment or postponement thereof, as follows:

	For	With-hold	For All Except
1. Election of four persons to serve as Directors for three year terms or until their respective successors are duly elected and qualify	☐	☐	☐

Three year terms:
Larry L. Callahan, Joseph M Coltrane, Jr., G. Kennedy Thompson, Richard F. Wood

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

____

	For	Against	Abstain
2. Approval of the compensation of the Company's executive officers.	☐	☐	☐
3. Ratification of the appointment of Cherry, Bekaert & Holland LLP by BNC Bancorp's Audit Committee as the independent registered public accounting firm for BNC Bancorp for its fiscal year ending December 31, 2011.	☐	☐	☐

If a proxy is returned and no instructions are given, the proxy will be voted for each of the proposals. If instructions are given with respect to one but not all proposals, (i) such instructions as are given will be followed, and (ii) the proxy will be voted for any proposal for which no instructions are given. If any other business that falls within the purposes set forth in the Notice of Annual Meeting is presented at the Annual Meeting, this proxy shall be voted in accordance with the proxy committee's best judgment.

Please be sure to date and sign this proxy card in the box below. Date

Sign above ______ Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

BNC BANCORP

The above signed acknowledges receipt from the Company, prior to the election of this Proxy, of a Notice of Annual Meeting and a Proxy Statement dated April 12, 2011.

Please sign exactly as your name appears herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign, but only one signature is required.

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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